Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Investors & Financial Media:	Trade Media:
Mitch Gellman	Patricia Harriman
(949) 260-8328	(949) 260-8219
ir@simpletech.com	pharriman@simpletech.com

SIMPLETECH ANNOUNCES RESULTS FOR FIRST QUARTER 2003

— FLASH REVENUE INCREASES 63% YEAR-OVER-YEAR; XIRAN DIVISION INTRODUCES ALPHA-PROTOTYPE AT NATIONAL ASSOCIATION OF BROADCASTERS EXHIBITION —

April 29, 2003 — Santa Ana, Calif. — SimpleTech, Inc. (Nasdaq:STEC), a technology solutions provider offering products based on DRAM, SRAM and Flash memory technologies, today announced its financial results for the first quarter of 2003.

Revenues for the first quarter of 2003 decreased 11% to $40.9 million from $45.8 million for the fourth quarter of 2002, and decreased 20% from $51.0 million for the first quarter of 2002.  Revenues for the first quarter of 2003 decreased sequentially from the prior quarter due primarily to seasonality and significant price declines for DRAM and Flash components during the quarter.  Revenues for the first quarter of 2003 decreased from the same period in 2002 due primarily to a 19% decline in average selling prices.  Revenues from Flash-based solutions for the first quarter of 2003 increased by 63% from the same period for 2002.  The increase was due primarily to greater unit shipments to Industrial and Commercial customers.  Revenues for the first quarter of 2003 met the company’s previous guidance of a range from $38 million to $42 million.  Net loss for the first quarter of 2003 was $1.7 million, compared to net income of $153,000 for the fourth quarter of 2002 and net income of $313,000 for the same period in 2002.  Loss per share was $0.04 for the first quarter of 2003, compared to $0.00 earnings per share for the fourth quarter of 2002 and net income per share of $0.01 for the same period in 2002.

Business Segments

Commercial Division

Revenues from Commercial Division customers comprised 78% of total revenues for the first quarter of 2003 compared to 75% of total revenues for the fourth quarter of 2002.  Commercial revenues decreased to $31.8 million for the first quarter of 2003 from $34.2 million for the fourth quarter of 2002.

Industrial Division

Revenues from Industrial Division customers comprised 22% of total revenues for the first quarter of 2003 compared to 25% of total revenues for the fourth quarter of 2002.  Industrial revenues decreased to $9.1 million for the first quarter of 2003 from $11.6 million for the fourth quarter of 2002.

Xiran Division

The Xiran Division completed the initial integration of its application specific integrated circuit (ASIC) into board and system level products.  In April 2003, the Xiran Division displayed an initial product targeted for streaming media applications as the National Association of Broadcasters (NAB) Exhibition in Las Vegas.  The displayed product features one of the lowest costs per delivered stream available for broadband content delivery.  The NAB Exhibition is a leading source of new product announcements in the global broadcast technology marketplace.  The Xiran Division streaming media server won an award for Innovation in Media (AIM) at the Exhibition.  SimpleTech currently expects to ship beta-level prototype units to potential customers in the third quarter of 2003.

Business Outlook

“After recording a strong fourth quarter of 2002, we are pleased with our progress for the first quarter of 2003 after working through seasonality and price decreases of more than 40% for both Flash and DRAM components,” said Manouch Moshayedi, chief executive officer of SimpleTech, Inc.  “We believe that our toughest quarter of the year is behind us.

“Given the pricing environment for DRAM and Flash memory during the first quarter of 2003, we are pleased to have maintained a solid balance sheet and to have decreased our general and administrative expenses, while investing additional resources in sales & marketing and research & development. In addition, based on recent key design wins, we believe we are well positioned in several high-volume opportunities for our stacked DRAM memory products, Bonzai USB Mini-Drives and customized Flash-based solutions.

“We believe the outlook for SimpleTech is bright given that we have navigated through a very difficult quarter, and in light of the successful introduction and expansion in market distribution of a number of new products.  Further, we expect new memory solutions, such as our Bonzai line of USB Mini-Drives, and new designs for military sub-systems, global positioning tracking systems, point-of-sale systems and other exciting new markets, to make significant contributions to our future growth.

“The volatility of the memory component pricing environment, the unsettled worldwide geopolitical situation as well as the state of the economy limit visibility.  However, we expect our second quarter 2003 revenues to be flat compared to our revenues for the first quarter of 2003.”

About SimpleTech

SimpleTech, Inc. is a technology solutions provider offering products based on DRAM, SRAM and Flash memory technologies.  Headquartered in Santa Ana, Calif., the company is a leader in the design, development, manufacturing and marketing of memory solutions.  For information, please contact the company's Investor Relations department at (949) 260-8328 (ir@simpletech.com) or visit www.simpletech.com.

Conference Call

SimpleTech will hold an open conference call to discuss results for the first quarter of 2003.  The call will take place today at 1:30 p.m. Pacific/4:30 p.m., Eastern.  The call-in numbers for the conference are 1-800-781-3662 (United States and Canada) and 1-706-643-7710 (International). A digital recording of the call will be available for 48 hours beginning approximately two hours after the completion of the conference.  The call-in numbers for the replay are 1-800-642-1687 (United States and Canada) and 1-706-645-9291 (International).  The access code for the replay is 9595273.

Safe Harbor

This release may contain forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the results predicted. Important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” in filings with the Securities and Exchange Commission made from time to time by SimpleTech, including its Annual Report on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K.  Other factors that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements include the following risks: the cost of raw materials may fluctuate widely in the future, new and changing technologies may limit the applications of SimpleTech’s products, recent design wins may not translate into future revenues or additional customers, new customer and supplier relationships may not be implemented successfully, the award for our Xiran Division streaming media server may not lead to significant future revenues, the Xiran Division technology may not achieve timely product commercialization, the Xiran Division technology may not be synergistic with our existing business and the cost to operate the Xiran Division may vary from our current projections.  SimpleTech undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

FINANCIAL TABLES TO FOLLOW

SimpleTech, Inc.

Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2003	December 31, 2002
ASSETS:
Current Assets:
Cash and cash equivalents	$31,857	$33,992
Marketable securities	9,980	9,980
Accounts receivable, net of allowances of $764 at March 31, 2003 and $782 at December 31, 2002	14,701	19,019
Inventory, net	10,776	14,141
Deferred income taxes	28	28
Other current assets	5,248	3,919
Total current assets	72,590	81,079
Furniture, fixtures and equipment, net	9,710	10,169
Intangible assets	835	835
Deferred income taxes	2,378	2,378
Total assets	$85,513	$94,461

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities:
Accounts payable	$9,131	$16,381
Current maturities of capital lease obligations	—	113
Accrued and other liabilities	3,992	4,152
Total current liabilities	13,123	20,646

Total liabilities	13,123	20,646

Shareholders’ Equity:
Common stock	39	39
Additional paid-in capital	66,952	66,716
Retained earnings	5,399	7,060
Total shareholders’ equity	72,390	73,815
Total liabilities and shareholders’ equity	$85,513	$94,461

SimpleTech, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended March 31,
	2003	2002

Net revenues	$40,918	$50,952
Cost of revenues	33,987	39,476
Gross profit	6,931	11,476
Sales and marketing	5,372	4,837
General and administrative	2,514	3,031
Research and development	2,117	1,938
In-process research and development	—	1,360
Total operating expenses	10,003	11,166
(Loss) income from operations	(3,072)	310
Interest and other expense (income), net	(151)	(209)
(Loss) income before (benefit) provision for income taxes	(2,921)	519
(Benefit) provision for income taxes	(1,260)	206
Net (loss) income	$(1,661)	$313

Net (loss) income per share:
Basic	$(0.04)	$0.01
Diluted	$(0.04)	$0.01

Shares used in computation of net (loss) income per share:
Basic	38,842,522	38,328,654
Diluted	38,842,522	40,574,849